For Immediate Release

Pricester Opens Copia World International Shopping Portal
Global Appeal and Ease of Use to Attract Consumers, Travelers and
Retailers Worldwide; Revenues Could Be Significant

Hollywood, FL [March 17, 2008] - Pricester.com, Inc. (OTCBB:PRCC), an Internet marketing and technology company, has officially opened Copia World, www.copiaworld.com, an international shopping portal facilitating retail shopping on a global scale. Copia World now includes thousands of featured stores from 24 countries spanning six continents, categorized by popular types of merchandise.

Copia World is a functional one-stop online directory, offering a high degree of convenience for international shopping and travel planning. Everything from the latest fashion stores in France, antiques in the United Kingdom, bookstores in India, cosmetics in China, department stores in Greece and much more is easily found.

"The ability to so easily access such a large number of retailers around the world from a single source, and be able to simply click into other countries and product categories, presents an enormous advantage over existing resources", said Ed Dillon, Pricester's President & CEO.

The usefulness and appeal of Copia World to consumers has also been
noticed by retailers.   "We've already received inquiries from stores
interested in Copia World. We'll be continually promoting the website, adding more countries, product categories and features. The visitation to the portal, activity and revenues could be significant", Dillon added.

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Forward Looking Statements
Except for historical matters herein, the matters discussed in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these statements reflect numerous assumptions and involve risks and uncertainties that may affect Pricester.com, Inc., its business and prospects, and cause actual results to differ materially from these statements. Among these factors are Pricester.com, Inc.'s operations; competition; entry barriers; relationship reliance; technological changes; website demand; new competitive ecommerce systems, pricing changes and timing by vendors, and supplies of new software.

In light of the risks and uncertainties in these forward-looking statements, they should not be regarded as a representation by Pricester.com, Inc. or any other person that the projected results, objectives or plans will be achieved. Pricester.com, Inc. undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.

CONTACT:
          Investor Relations
          Pricester.com
          Ed Dillon, President & CEO
          (954) 272-1200
          edillon@pricester.com